Exhibit 99.1

NEWS RELEASE	For Additional Information Contact:
David A. Zuege (414) 327-1700
OILGEAR ANNOUNCES RECORD SALES AND IMPROVED EARNINGS FOR 2005
Files restated 10-K for 2004
Milwaukee, Wis., March 31, 2006....The Oilgear Company (Nasdaq:OLGR) today announced anticipated results for the fourth quarter and year ended December 31, 2005. Sales for 2005 are expected to set a new record, exceeding $100 million for the first time. Net earnings are expected to reach the highest level since 1997.
The company also announced that it filed today a Form 10-K/A to amend its annual report for 2004 and that Form 10-Q/A reports amending the first three quarters of 2005 are in the final review process and are expected to be filed next week. Due to the time spent on the restatement process, the company’s year-end review process has not been completed and the company has filed a Form 12b-25 extending the due date for its 2005 Form 10-K filing until April 17, 2006.
Oilgear expects to report record net sales of $103.3 million for 2005, up 9.4% from sales of $94.4 million in 2004. The growth in sales was led by the domestic segment, where sales grew 19%, compared to 14% industry growth in domestic hydraulic shipments, according to data from the National Fluid Power Association. Net earnings for the year are expected to be $2.1 million or $1.04 per diluted share, up from $251,000 or $0.13 per diluted share in 2004.
For the fourth quarter of 2005, the company expects to report net sales of $26.2 million, a 5.6% increase from sales of $24.8 million in the fourth quarter of 2004. Net earnings for the fourth quarter of 2005 are expected to be $402,000 or $0.20 per diluted share, compared to earnings of $164,000 or $0.09 per diluted share in the fourth quarter of 2004.
Orders entered in the fourth quarter of 2005 were $20 million, down 13% from the fourth quarter of 2004. The backlog declined to $27 million at the end of the fourth quarter of 2005.

“We are very pleased to report that incoming orders have been strong in all segments in the first quarter of 2006. Orders in the first quarter of 2006 are expected to be a record at about $32 million, lifting the backlog to a robust level of about $35 million,” said David A. Zuege, president and chief executive officer of Oilgear. “With this encouraging start, we are optimistic about the outlook for 2006.”
Zuege also announced that the relocation of its facilities in Leeds, England, has begun. The construction of infrastructure at the new location is underway, and the company expects the move to be completed in the second quarter. “We are very excited about this move, which we believe will improve our operations, allowing us to better serve our customers,” said Zuege. “Upon completion of the move, the sale of our previous facility for 4.1 million pounds sterling ($7.1 million) will be closed. The book value of the property is quite low, so the sale will result in a significant capital gain. This month, we received an advance payment of 500,000 pounds sterling toward this transaction.”
The expected cumulative effect of the restatement on September 30, 2005 shareholders’ equity was a reduction of $153,000. Net earnings for the first three quarters of 2005 are expected to increase by $118,000. Net earnings for 2004 were reduced by $172,000. The net loss for 2003 was increased by $196,000. The net losses for 2002 and 2001 were reduced by $92,000 and $234,000, respectively. The net earnings for 2000 were reduced by $217,000. “Although the overall impact on the financial statements was not significant, we are very pleased to have this process behind us and are confident that the quality of our accounting processes has been enhanced by the reviews,” said Zuege.
A leader in the fluid power industry, The Oilgear Company provides advanced technology in the design and production of unique fluid power components and electronic controls. The company serves customers in the primary metals, machine tool, automobile, petroleum, construction equipment, chemical, plastic, glass, lumber, rubber and food industries. Its products are sold as individual components or integrated into high performance applications.
-more-

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as the Company “believes,” “anticipates,” “expects” or words of similar import. Similarly, statements that describe the Company’s future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those currently anticipated. In addition to the assumptions and other factors referenced specifically in connection with such statements, the following could impact the business and financial prospects of the Company: factors affecting our financial performance or condition, including restrictions or conditions imposed by our current and prospective lenders and our ability to obtain new financing arrangements in a timely manner or on acceptable terms and the costs of complying with recent accounting, disclosure and corporate governance requirements; factors affecting the Company’s international operations, including fluctuations in currencies, changes in laws and political or financial insecurity of foreign governments; factors affecting the Company’s ability to hire and retain competent employees, including unionization of non-union employees and strikes or work stoppages; factors affecting percentage of completion contracts, including the accuracy of estimates and assumptions regarding the timing and levels of costs to complete those contracts; factors affecting the economy generally, including an economic slowdown and other conditions that could reduce demand for the Company’s products; decrease in stock price as a result of market conditions; changes in the law or standards applicable to the Company, including environmental laws and accounting pronouncements; availability of raw materials; unanticipated technological developments that result in competitive disadvantages and may impair existing assets; and factors set forth in the Company’s periodic reports filed with the SEC in accordance with the Securities Exchange Act. Shareholders, potential investors and other readers are urged to consider these factors and those set forth in the Company’s filings with the SEC carefully in evaluating the forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.
#    #    #